Exhibit 99.1

TENNECO ANNOUNCES LEADERSHIP CHANGES

Lake Forest, Illinois, September 30, 2015 – Tenneco Inc. (NYSE: TEN) today announced that Josep Fornos, executive vice president, Clean Air, has been appointed to the newly created role of executive vice president, enterprise business initiatives. This senior leadership role supports Tenneco’s cost leadership initiatives by centralizing the development and implementation planning around the ongoing optimization of the company’s engineering, manufacturing and integrated supply chain functions, particularly as it relates to emerging markets. The appointment is effective immediately.

Henry Hummel succeeds Fornos, joining Tenneco as senior vice president and general manager, Clean Air. He will be responsible for leading Tenneco’s Clean Air business globally.

Hummel joins Tenneco from GE Healthcare where, since October 2014, he had been serving as president and CEO of molecular imaging and computed tomography, leading the company’s $3.5 billion global business focused on diagnostic imaging equipment and services. He had been with GE Healthcare for more than 20 years, managing global businesses and functions including operations, strategic planning, new product introductions, technology and business integration.

“I am pleased to appoint Josep to an important new role that leverages his wide range of experience and leadership at Tenneco and his proven success in optimizing operations as we continue to drive global integration and process improvements across our business,” said Gregg Sherrill, chairman and CEO, Tenneco. “With this change, I am also excited to add Henry to our leadership team with his outstanding experience in leading high technology global businesses and success in delivering revenue and profit growth in mature and expanding markets.”

Tenneco is an $8.4 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 29,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive, commercial truck and off-highway original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomer.

This press release contains forward-looking statements regarding the company’s plans and strategies to build its businesses and grow revenues and profits. Because these forward-looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Among the factors that could cause plans, actions and results to differ materially from current expectations are general economic, business and market conditions, claims and proceedings, sourcing, capital availability and cost, customer and consumer demand and the other risks and uncertainties detailed in the company’s SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2014 and report on Form 10-Q for the quarter ended June 30, 2015. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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Contacts:

Bill Dawson	Linae Golla
Media inquiries	Investor inquires
847 482-5807	847 482-5162
bdawson@tenneco.com	lgolla@tenneco.com